Exhibit (8) (f)

                       STATE STREET RESEARCH EQUITY TRUST
                              One Financial Center
                        Boston, Massachusetts 02111-2690

                                                              March 25, 1998

State Street Bank and
  Trust Company
225 Franklin Street
Boston, Massachusetts 02110

Ladies and Gentlemen:

         This letter is to confirm to you that State Street Research Equity Trust (the "Trust") has created a new series of shares to be known as State Street Research Athletes Fund (the "Fund"), and that pursuant to paragraph 17 of the Custodian Contract between the Trust and you (the "Agreement"), the Trust desires to retain you to act as Custodian of the assets of the Fund as set forth in the Custodian Contract.

         Please indicate your acceptance of the above in accordance with the terms of the Agreement by signing this letter as indicated below.

         The term "State Street Research Equity Trust" means and refers to the Trustees from time to time serving under the Master Trust Agreement dated June 1, 1993 ("Master Trust Agreement") as the same may subsequently thereto have been, or subsequently hereto may be, amended. It is expressly agreed that the obligations of the Trust hereunder shall not be binding upon any of the Trustees, shareholders, nominees, officers, agents or employees of the Trust as individuals or personally, but shall bind only the trust property of the Trust, as provided in the Master Trust Agreement of the Trust. The execution and delivery of this Agreement have been authorized by the Trustees of the Trust and signed by a duly authorized officer of the Trust, acting as such, and neither such authorization nor such execution and delivery shall be deemed to have been made individually or to impose any personal liability, but shall bind only the trust


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property of the Trust as provided in its Master Trust Agreement. The Master
Trust Agreement of the Trust provides, and it is expressly agreed, that each fund of the Trust shall be solely and exclusively responsible for the payment of its debts, liabilities and obligations, and that no other fund shall be responsible for the same.

                                               STATE STREET RESEARCH
                                                 EQUITY TRUST

                                               By: /s/ Gerard P. Maus
                                                   --------------------------
                                                   Gerard P. Maus
                                                   Treasurer

ACCEPTED AND AGREED TO:

STATE STREET BANK AND
  TRUST COMPANY

By:   /s/ Timothy J. Panaro
      --------------------------
      Name     Timothy J. Panaro
      Title    Vice President